Exhibit 5.1
March 14, 2007
Delta Petroleum Corporation
370 17th Street, Suite 4300
Denver, Colorado 80202
Dear Sirs:
     We have acted as counsel to Delta Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Company’s common stock, $.01 par value (“Shares”), for resale by selling shareholders to the public from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, including the 754,000 Shares which currently are being registered under the Registration Statement (“Current Securities”).
     This opinion is being rendered in connection with the filing of the Registration Statement. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Registration Statement.
     In rendering the opinions below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and Bylaws, both as amended and currently in effect, and such other documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of Delta and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:
1.	The Current Securities have been duly and validly authorized by the Company, duly and validly issued and are fully paid and non-assessable.

2.	When the Registration Statement and any amendments thereto have become and remain effective under the Act and the issuance of the Shares has been duly authorized by appropriate corporate action and certificates evidencing such Shares have been duly executed and delivered against payment of the authorized consideration therefore, the Shares will be duly and validly authorized, duly and validly issued, and fully paid and non-assessable, provided that the consideration therefor is legal under the General Corporation Law of Delaware and other applicable law and not less than the par value thereof.
     The opinions expressed herein are limited to matters governed by the federal laws of the United States of America, the laws of the State of Colorado, and the General Corporation Law of the State of Delaware. Except as expressly stated above, we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.
     This letter and the opinions and statements contained herein are as of the date set forth above.
Very truly yours,
/s/ DAVIS GRAHAM & STUBBS LLP
DAVIS GRAHAM & STUBBS LLP